Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

July 18, 2011

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

Ladies and Gentlemen:

As United States tax counsel to The Goldman Sachs Group, Inc. (the “Company”) and Goldman Sachs Capital I, Goldman Sachs Capital II, Goldman Sachs Capital III, Goldman Sachs Capital IV, Goldman Sachs Capital V and Goldman Sachs Capital VI (each, an “Issuer Trust”) in connection with the registration under the Securities Act of 1933 of the Company’s Debt Securities, Warrants, Purchase Contracts, Units, Preferred Stock, Depositary Shares, Common Stock and Rights, and the Issuer Trusts’ Capital Securities, pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit (File No. 333-154173), we hereby confirm to you that the discussion set for under the heading “United States Taxation” therein is our opinion, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships